Exhibit 99

Contact Info: James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces Quarterly Dividend

LOWELL, Mass., October 18, 2016 (GLOBE NEWSWIRE) -Enterprise Bancorp, Inc. (the “Company”) (NASDAQ:EBTC)

On October 18, 2016, the Board of Directors of Enterprise Bancorp, Inc. declared a quarterly dividend of $0.13 per share to be paid on December 1, 2016 to shareholders of record as of November 10, 2016. The 2016 dividend rate represents a 4.0% increase over the 2015 dividend rate.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, and deposit and cash management services. The Company also offers investment advisory and wealth management, trust, and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the greater Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 23 full-service branch offices located in the Massachusetts communities of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua, Pelham, and Salem. The Company is also in the process of obtaining regulatory approvals to establish a branch office in Windham, NH and anticipates that the office will open in 2017.